Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2018, relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries, and the effectiveness of Genco Shipping & Trading Limited and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
June 29, 2018